                                                                    EXHIBIT 99.1

                     [Logo of Material Sciences Corporation]


MATERIAL SCIENCES CORPORATION REPORTS
HIGHER SALES AND EARNINGS FOR FISCAL 2003

MSC Acquires International Steel Group's Interest in Walbridge Coatings

Fiscal 2003 Highlights
----------------------

- Net sales up 6.5 percent over the prior year.

- Net income per diluted share was 11 cents compared with a loss of $1.79 a year ago.

- Net cash provided by (used in) operating activities was $33.6 million versus a negative $25.5 million last year.

- EBITDA increased to $21.1 million, up 232.0 percent.

- Total debt was reduced to $55.5 million, or 31.3 percent of total capital.

ELK GROVE VILLAGE, IL, May 6, 2003-----Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications, today reported results for the fourth quarter and for the fiscal year ended February 28, 2003.

Sales from continuing operations for fiscal 2003 were $266.8 million, up 6.5 percent from sales of $250.5 million in fiscal 2002. Net income from continuing operations for the year was $2.0 million, or 14 cents per diluted share compared with a loss of $4.5 million, or 32 cents per diluted share in fiscal 2002.

News Release
May 6, 2003
Page 2

Free cash flow for fiscal 2003 was $27.4 million compared with a negative $30.8 million a year ago. EBITDA (earnings before interest, taxes, depreciation and amortization) in fiscal 2003 was $21.1 million compared with $9.1 million in the previous year. Free cash flow and EBITDA are not defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures prepared by other companies. See the attached Reconciliation of Non-GAAP Measures.

Total debt at the end of fiscal 2003 was $55.5 million, or 31.3 percent of total capital, while the company's total cash, cash equivalents and marketable securities were $47.2 million.

Fiscal 2003 Review and Outlook
------------------------------

President and Chief Executive Officer Michael J. Callahan said, "The sale of Pinole Point Steel was a major event in fiscal 2003 which enabled us to significantly strengthen our financial position and focus management's attention on achieving our strategic and operating objectives. We significantly increased resources to enhance our electronic and acoustical/thermal growth platforms while at the same time taking steps to make existing operations more efficient and cost effective. Even though we still have more work to do in this area, we are in a much better position to continue improving the overall performance of the company."

"We will build on last year's initiatives by improving the primary drivers of EVA. On the income side we will continue to take actions that improve productivity, quality and efficiency throughout the organization. We also will selectively invest in growth markets, sales and marketing and new products. On the asset side, we will review the potential value to shareowners of divesting facilities or other assets that are not performing to our expectations. We also will continue to manage working capital, invest in assets that lower operating costs, and further reduce debt," said Callahan.

"We do not expect to see positive year-to-year comparisons for the company as a whole until the second half of the year. This is largely due to the short-term benefit we received in coated metals during the first half of fiscal 2003 when we supplied a portion of Double Eagle Steel Coating Company's electrogalvanizing requirements which were interrupted by a major fire at their facility in December 2001; Bethlehem Steels' reduction in the utilization of the Walbridge Coatings facility and interest expense allocated to

News Release
May 6, 2003
Page 3

discontinued operations in the first fiscal quarter of 2003. Higher sales of Quiet Steel(R) and electrogalvanized and coil coated metal for other automotive and building product applications have begun to replace the lost business at Walbridge. We believe we are close on several new sales programs that will give us a more diversified and permanent customer base for utilizing the Walbridge Coatings' facility. We are also continuing to invest in our switch and sensor business to take advantage of the field-effect technology. Despite a sharp slowdown in the economy during the past few months and some uncertainty going forward, we remain optimistic about fiscal 2004 and the long-term prospects for our company," Callahan added.

On April 17, 2003, the chairman, president and chief executive officer resigned and was replaced by a non-executive chairman of the board and a new president and chief executive officer. In this regard, the company entered into a separation arrangement which will result in a pretax charge to earnings of $1.8 million in the first quarter of fiscal 2004.

Fourth Quarter Summary
----------------------

Sales from continuing operations for the fourth quarter of fiscal 2003 were $59.6 million, up 10.6 percent compared with sales of $53.9 million in the same period last year. The net loss from continuing operations in the latest quarter was $1.3 million, or 9 cents per diluted share compared with a net loss of $6.5 million, or 46 cents per diluted share in fiscal 2002. In last year's fourth quarter, the company incurred an $8.4 million pretax charge for asset impairments and restructuring expense. In addition, MSC allocated $1.8 million of interest expense to discontinued operations in the fourth quarter of fiscal 2002. The company also recorded a reduction in its income tax reserve of $0.7 million related to the completion of an Internal Revenue Service review.

Continuing Operations Review: Engineered Materials and Solutions Group (EMS)
----------------------------------------------------------------------------

Sales of electronic material-based solutions in the fourth quarter of fiscal 2003 were $5.9 million, compared with $3.4 million last year. The fourth quarter increase primarily resulted from higher shipments of NRGDamp(TM) material for hard disk drive covers. Fiscal 2003 electronic materials-based sales were $22.5 million, up 13.5 percent from $19.9 million in fiscal 2002.

News Release
May 6, 2003
Page 4

"We expect to see higher sales from this part of our business in fiscal 2004, as our vibration damping materials for hard disk drive covers continue to gain market share due to new customer and product wins," said Callahan.

Sales of acoustical/thermal material-based solutions in the most recent quarter were $15.9 million, 11.1 percent above the $14.3 million in the same period a year ago. This increase was due to significantly higher shipments of Quiet Steel for automotive body panels and engine applications, offset by continued declines in the brake damper aftermarket. Fiscal 2003 sales were $61.9 million compared with $63.3 million in fiscal 2002. A significant decline in aftermarket brake damper sales and expected declines in the market for high reflectance materials (Specular+) overshadowed growth in Quiet Steel for automotive body panels and engine applications.

"We are looking for a recovery in aftermarket brake dampers and a continuation of new product adoptions in the body panel area," added Callahan.

MSC also announced that its Quiet Steel dash panel specifically designed for the Cadillac CTS won the prestigious 2003 Automotive News PACE Award as one of the most innovative products of the year. "This is a real breakthrough," said Callahan. "It's the first time an acoustically engineered steel laminate was used in unibody structural panels. Quiet Steel significantly reduces noise as well as cost and mass in the vehicle. We currently have over 150 Quiet Steel parts being evaluated for the North American automotive market."

The company's EMS group also announced that its Quiet Steel material now is being used on a part of the dash panel of all Dodge Caravans and Chrysler Town & Country and Voyager minivans.

Sales of coated metal material-based solutions in the fourth quarter of fiscal 2003 were $37.6 million, 4.0 percent higher than the $36.2 million for the same period a year ago. The fourth quarter increase was due largely to higher shipments of coil coated metal to the appliance and transportation markets, partially offset by lower shipments of electrogalvanized steel for the automotive market. Fiscal 2003 sales were $182.1 million compared with $167.3 million in fiscal 2002.

News Release
May 6, 2003
Page 5

Electronic Materials and Devices Group (EMD)
--------------------------------------------

The company reported fourth quarter sales of $0.2 million for the switch and sensor business. Sales for all of fiscal 2003 were $0.3 million. MSC invested approximately $3.8 million in marketing and engineering expense in fiscal 2003 compared with $0.2 million in the prior year. The company also began taking orders for its Sensa Tank(TM) 100 liquid level monitoring kits for marine and recreational vehicle applications. This product uses exterior mounted sensors to measure content levels in plastic holding tanks.

"The Sensa Tank 100 system is highly reliable, easy to install, and represents a real breakthrough in liquid level monitoring systems," said Callahan. "Having the sensor outside the tank-- and not exposed to aggressive internal tank environments-- dramatically increases the longevity and continued accuracy of the system. Similar monitoring systems also are being evaluated for a variety of under-hood reservoir tanks by the automotive industry."

MSC Acquires International Steel Groups' Interest in Walbridge Coatings
-----------------------------------------------------------------------

MSC also announced that it signed definitive agreements to acquire the remaining ownership interest in Walbridge Coatings, An Illinois Partnership.

Under the terms of this agreement, MSC will purchase the remaining 33.5% ownership interest in the Partnership for $3.6 million in cash. The purchase is contingent upon International Steel Group (ISG) completing the previously announced purchase of all of Bethlehem Steel Corporation's (BSC) assets, including BSC's interest in the Partnership. In conjunction with the purchase of the remaining Partnership interest, MSC will enter into a tolling agreement with ISG to provide them with electrogalvanizing and other coating and ancillary services through December 31, 2004.

"We are very pleased to regain full control of the Walbridge Coatings facility and its unique capabilities," said Callahan. "Walbridge is the primary source for Quiet Steel and is integral to helping us meet the growing demand for this product by the automotive industry. Walbridge also houses our biggest, fastest, and most versatile production line. The line has the unique wide-width capability to electrogalvanize and coil coat a strip of metal in a single pass which offers economic and efficiency benefits not otherwise available in North America. We are finding strong interest in this capability, particularly by the building and appliance markets. Finally, we look forward

News Release
May 6,
2003 Page 6


to working with ISG who we believe should be a more stable partner and bring increased confidence to the markets we have been serving."

About Material Sciences
-----------------------

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. Economic Value Added
(EVA) is MSC's primary financial management and incentive compensation measure. The company's stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the amount and timing of the final realization of proceeds on the sale of Pinole Point Steel (including receipt of the tax refund); facility utilization and product mix at Walbridge Coatings; MSC's ability to develop, introduce and sell new products and technologies, including products based on the touch-sensory technology licensed from TouchSensor Technologies, LLC, and the actual levels of future spending to support those products; competitive factors; acceptance of Quiet Steel parts by the North American automotive market; actual sales levels of electronic material-based solutions; changes in the business environment, including the automotive, building and construction, electronics, and durable goods industries; proceeds and gains/losses on the potential sale of facilities or other assets; continuation of current interest rates and the potential impact on potential debt reductions; the company's ability to successfully implement its reorganization plans and to achieve the benefits it expects from these plans; and other factors, risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. MSC undertakes no obligation to

News Release
May 6, 2003
Page 7

publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at www.matsci.com and www.frbinc.com.

                          MATERIAL SCIENCES CORPORATION
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                     (In thousands, except per share data)




                                                                       Twelve Months Ended February 28,
                                                                   ---------------------------------------
                                                                                                   Percent
                                                                     2003             2002         Change
                                                                   --------         --------       -------
Net Sales                                                          $266,818         $250,506         6.5%
Cost of Sales                                                       219,243          205,275         6.8%
                                                                   --------         --------
Gross Profit                                                       $ 47,575         $ 45,231         5.2%
Selling, General and Administrative Expenses                         40,476           42,333        -4.4%
Asset Impairments and Restructuring Expenses                            855            9,811       -91.3%
                                                                   --------         --------
Income (Loss) from Operations                                      $  6,244         $ (6,913)     -190.3%
                                                                   --------         --------
Other (Income) and Expense:
 Interest (Income) Expense, Net                                    $  2,440         $ (1,126)     -316.7%
 Equity in Results of Joint Ventures                                  1,557            1,560        -0.2%
 Other, Net                                                              25              274       -90.9%
                                                                   --------         --------
  Total Other Expense, Net                                         $  4,022             $708       468.1%
                                                                   --------         --------
Income (Loss) from Continuing Operations
 Before Provision (Benefit) for Income Taxes                       $  2,222         $ (7,621)     -129.2%
Provision (Benefit) for Income Taxes                                    173           (3,130)     -105.5%
                                                                   --------         --------
Income (Loss) from Continuing Operations                           $  2,049         $ (4,491)     -145.6%
Discontinued Operations:
 Income from Discontinued Operation - Specialty
  Films (Net of Provision for Income Taxes of
  $0 and $1,009, Respectively)                                            -            1,469      -100.0%
 Loss from Discontinued Operation - Pinole Point
  Steel (Net of Benefit for Income Taxes of
  $0 and $5,261, Respectively)                                            -           (7,561)     -100.0%
 Gain (Loss) on Sale of Discontinued
  Operation - Specialty Films (Net of Benefit
  for Income Taxes of $70 and Provision for
  Income Taxes of $31,445, Respectively)                               (101)          38,787      -100.3%
 Gain (Loss) on Discontinued Operation -
  Pinole Point Steel (Net of Provision
  for Income Taxes of $2,726 and Benefit for
  Income Taxes of $37,047, Respectively)                              1,934          (53,287)     -103.6%
Extraordinary Loss on Early Retirement of Debt
 (Net of Benefit for Income Taxes of $1,546)                         (2,388)               -         0.0%
                                                                   --------         --------
Net Income (Loss)                                                  $  1,494         $(25,083)     -106.0%
                                                                   ========         ========

Basic Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations                           $   0.15         $  (0.32)     -146.9%
Income from Discontinued Operation -
 Specialty Films                                                          -             0.10      -100.0%
Loss from Discontinued Operation -
 Pinole Point Steel                                                       -            (0.54)     -100.0%
Gain (Loss) on Sale of Discontinued Operation -
 Specialty Films                                                      (0.01)            2.77      -100.4%
Gain (Loss) on Discontinued Operation -
 Pinole Point Steel                                                    0.14            (3.80)     -103.7%
Extraordinary Loss on Early Retirement of Debt                        (0.17)               -         0.0%
                                                                   --------         --------
Basic Net Income (Loss) Per Share                                  $   0.11         $  (1.79)     -106.1%
                                                                   ========         ========

Diluted Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations                           $   0.14         $  (0.32)     -143.8%
Income from Discontinued Operation -
 Specialty Films                                                          -             0.10      -100.0%
Loss from Discontinued Operation -
 Pinole Point Steel                                                       -            (0.54)     -100.0%
Gain (Loss) on Sale of Discontinued Operation -
 Specialty Films                                                      (0.01)            2.77      -100.4%
Gain (Loss) on Discontinued Operation -
 Pinole Point Steel                                                    0.15            (3.80)     -103.9%
Extraordinary Loss on Early Retirement of Debt                        (0.17)               -         0.0%
                                                                   --------         --------
Diluted Net Income (Loss) Per Share                                $   0.11         $  (1.79)     -106.1%
                                                                   ========         ========



Weighted Average Number of Common Shares
 Outstanding Used for Basic Net Income (Loss) Per Share              13,941           14,007
Dilutive Shares                                                         199                -
                                                                   --------         --------
Weighted Average Number of Common Shares
 Outstanding Plus Dilutive Shares                                    14,140           14,007
                                                                   ========         ========


                                  MATERIAL SCIENCES CORPORATION
                                   CONSOLIDATED BALANCE SHEETS

                                         (In thousands)

                                                                                February 28,  February 28,
                                                                                   2003          2002
                                                                                ------------  ------------

Assets:
 Current Assets:
   Cash and Cash Equivalents                                                       $ 43,880      $ 33,806
   Restricted Cash                                                                    2,280         5,315
                                                                                      -----         -----
    Total Cash and Cash Equivalents                                                $ 46,160      $ 39,121
   Marketable Securities                                                              1,002        13,121
   Receivables, Less Reserves of $4,874 and $4,754, Respectively                     27,607        27,249
   Income Taxes Receivable                                                            2,339         4,325
   Prepaid Expenses                                                                   1,792         1,431
   Inventories                                                                       26,372        24,856
   Deferred Income Taxes                                                              1,461         2,451
   Asset Held for Sale                                                                  506             -
   Current Assets of Discontinued Operation, Net - Pinole Point Steel                16,035        65,104
                                                                                ------------  ------------
    Total Current Assets                                                          $ 123,274     $ 177,658
                                                                                ------------  ------------
   Property, Plant and Equipment                                                  $ 251,243     $ 244,709
   Accumulated Depreciation and Amortization                                       (158,055)     (141,794)
                                                                                ------------  ------------
    Net Property, Plant and Equipment                                              $ 93,188     $ 102,915
                                                                                ------------  ------------
 Other Assets:

   Investment in Joint Ventures                                                    $ 12,881      $ 11,033
   Goodwill                                                                           7,116         5,956
   Other                                                                              1,350         1,912
                                                                                ------------  ------------
    Total Other Assets                                                             $ 21,347      $ 18,901
                                                                                ------------  ------------
    Total Assets                                                                  $ 237,809     $ 299,474
                                                                                ============  ============
Liabilities:
 Current Liabilities:
   Current Portion of Long-Term Debt                                               $ 11,559      $ 14,045
   Accounts Payable                                                                  22,944        23,518
   Accrued Payroll Related Expenses                                                  13,705        10,338
   Accrued Expenses                                                                   6,668        10,911
   Accrued Future Operating Losses - Pinole Point Steel                                   -         3,383
                                                                                ------------  ------------
    Total Current Liabilities                                                      $ 54,876      $ 62,195
                                                                                ------------  ------------
 Long-Term Liabilities:

   Deferred Income Taxes                                                            $ 5,699       $ 7,053
   Long-Term Debt, Less Current Portion                                              43,944        91,217
   Other                                                                             11,403        10,385
                                                                                ------------  ------------
    Total Long-Term Liabilities                                                    $ 61,046     $ 108,655
                                                                                ------------  ------------
Shareowners' Equity:

 Preferred Stock                                                                   $      -           $ -
 Common Stock                                                                           365           363
 Additional Paid-In Capital                                                          70,143        67,441
 Treasury Stock at Cost                                                             (46,528)      (34,813)
 Retained Earnings                                                                   97,296        95,802
 Accumulated Other Comprehensive Income (Loss)                                          611         (169)
                                                                                ------------  ------------
    Total Shareowners' Equity                                                     $ 121,887     $ 128,624
                                                                                ------------  ------------
    Total Liabilities and Shareowners' Equity                                     $ 237,809     $ 299,474
                                                                                ============  ============

                         MATERIAL SCIENCES CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                                     Twelve Months Ended
                                                                                          February 28,
                                                                                -----------------------------
                                                                                  2003                 2002
                                                                                --------             --------
Cash Flows From:
Operating Activities:
Net Income (Loss)                                                               $  1,494             $(25,083)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by
  (Used in) Operating Activities:
  Discontinued Operation, Net--Specialty Films                                        --               (2,597)
  Discontinued Operation, Net--Pinole Point Steel                                 16,637                1,096
  (Gain) Loss on Sale of Discontinued Operation--Specialty Films                     101              (38,787)
  (Gain) Loss on Discontinued Operation--Pinole Point Steel                       (1,934)              53,287
  Depreciation and Amortization                                                   16,397               17,826
  Asset Impairments                                                                   --                8,361
  Provision for Deferred Income Taxes                                                 76                  779
  Compensatory Effect of Stock Plans                                               1,460                2,753
  Other, Net                                                                       1,789                1,984
Changes in Assets and Liabilities
  Receivables                                                                       (358)               2,258
  Income Taxes Receivable                                                          1,986               (2,688)
  Prepaid Expenses                                                                  (462)                 810
  Inventories                                                                     (1,516)                 271
  Accounts Payable                                                                  (574)              (4,369)
  Accrued Expenses                                                                  (891)              (9,366)
  Income Taxes Payable                                                                --              (31,445)
  Other, Net                                                                        (583)                (600)
                                                                                --------             --------
     Net Cash Provided by (Used in) Operating Activities                        $ 33,622             $(25,510)
                                                                                --------             --------

Investing Activities:
Discontinued Operation, Net--Specialty Films                                    $     --             $ (6,508)
Discontinued Operation, Net--Pinole Point Steel                                     (176)              (1,583)
Cash Received from Sale of Specialty Films, Net                                       --              121,982
Cash Received from Sale of Pinole Point Steel, Net                                31,174                   --
Capital Expenditures                                                              (6,259)              (5,289)
Acquisition, Net of Cash Acquired                                                     --                 (634)
Investment in Joint Ventures                                                      (3,405)                (893)
Purchases of Marketable Securities                                                (8,003)             (30,701)
Proceeds from Sale of Marketable Securities                                       20,199               17,423
Other                                                                                117                 (451)
                                                                                --------             --------
     Net Cash Provided by Investing Activities                                  $ 33,647             $ 93,346
                                                                                --------             --------

Financing Activities:
Discontinued Operation, Net--Specialty Films                                    $     --             $   (294)
Proceeds Under Line of Credit                                                         --               65,800
Payments Under Line of Credit                                                         --              (90,300)
Payments of Debt                                                                 (49,759)              (7,703)
Cash from Cancellation (Issuance) of Letters of Credit                             3,035               (5,315)
Purchase of Treasury Stock                                                       (11,715)                  --
Issuance of Common Stock                                                           1,244                1,363
                                                                                --------             --------
     Net Cash Used in Financing Activities                                      $(57,195)            $(36,449)
                                                                                --------             --------

Net Increase in Cash                                                            $ 10,074             $ 31,387
Cash and Cash Equivalents at Beginning of Period                                  33,806                2,419
                                                                                --------             --------
Cash and Cash Equivalents at End of Period                                      $ 43,880             $ 33,806
                                                                                ========             ========

Reconciliation of Non-GAAP Measures

EBITDA (1)                                                   2003        2002
--------------------------------------------------------   --------    --------
Income (Loss) from Continuing Operations                   $  2,049    $ (4,491)
Provision (Benefit) for Income Taxes                            173      (3,130)
Interest (Income) Expense, Net                                2,440      (1,126)
Depreciation and Amortization Expense                        16,397      17,826
                                                           --------    --------
EBITDA                                                     $ 21,059    $  9,079
                                                           ========    ========

Free Cash Flow (2)
--------------------------------------------------------
Net Cash Provided by (Used in) Operating Activities        $ 33,622    $(25,510)
Capital Expenditures                                         (6,259)     (5,289)
                                                           --------    --------
Free Cash Flow                                             $ 27,363    $(30,799)
                                                           ========    ========


(1) EBITDA represents income (loss) before discontinued operations, extraordinary loss on retirement of debt, provision (benefit) for income taxes, interest (income) expense, net and depreciation and amortization expense. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical financial statements. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the Company's operating performance, or as an alternative to net cash provided by (used in) operating activities as a measure of liquidity. The Company regularly reviews EBITDA as a measure of the Company's ability to incur debt and invest or disinvest in portions of the business. The Company also believes EBITDA assists investors in comparing the Company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this document may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation. EBITDA is derived from the Consolidated Statements of Income (Loss) and the Consolidated Statements of Cash Flows.

(2) The amounts included in the free cash flow calculation are net cash provided by (used in) operating activities less capital expenditures. The Company regularly reviews free cash flow as a measure of cash generated after capital expenditures in the ordinary course to fund other investing and financing activities. The Company believes that free cash flow assists investors in understanding our ability to meet our primary operating obligations. Free cash flow is derived from the Consolidated Statements of Cash Flows.